Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond, VA 23219-0501 www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Reports Fourth Quarter and Full-Year 2012 Results

Fourth Quarter Highlights:

•	4 percent sales growth (6 percent constant-currency) led by volume gains in targeted consumer and industrial packaging markets, as well as gains in specialty chemicals markets

•	Total business segment profits increased 29 percent

•	Cash flow from continuing operations increased 22 percent to $210 million

•	Board authorized repurchasing 5 million shares of common stock

RICHMOND, Va., January 30, 2013 – MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions announced that total sales in the fourth quarter of 2012 increased 4 percent to $1.33 billion compared to fourth quarter of 2011. Excluding the effect of unfavorable foreign currency exchange, sales grew 6 percent due to increased volume of higher value products across most of the company’s targeted packaging and specialty chemicals markets, as well as from higher land sales. During the quarter, the company had gains from its commercial excellence and innovation initiatives that resulted in volume and market share growth in medical dispensers, fragrance sprayers, beverage multi-packs, aseptic liquid packaging, targeted food packaging and new chemical formulations for adhesives and oilfield drilling markets. The company also benefited from the acquisitions of Polytop (caps and closures), Ruby Macons Ltd. (corrugated packaging materials) and Resitec (specialty chemicals).

Pretax income from the company’s business segments increased 29 percent to $132 million in the fourth quarter of 2012 compared to $102 million in the fourth quarter of 2011. The performance was driven by increased profits in the Food & Beverage and Community Development and Land Management segments, and by strong earnings in the Specialty Chemicals segment, while profits declined in the Home, Health and Beauty segment. Income from continuing operations was $17 million or $0.10 per share in the fourth quarter of 2012 compared to a loss of $7 million or $0.04 per share in the fourth quarter of 2011. Excluding special items, income from continuing operations in the fourth quarter of 2012 was $13 million or $0.07 per share versus $5 million or $0.03 per share in the fourth quarter of 2011.

“We have been consistently improving our financial performance by executing on a set of profitable growth strategies,” said John A. Luke, Jr., chairman and chief executive officer, MWV. “In the fourth quarter, these strategies – especially a focus on commercial excellence, innovation and emerging markets – again led to higher sales. However, our earnings in the quarter were impacted by a sudden drop in economic activity at the end of the year associated with the fiscal cliff in the U.S., and ongoing macroeconomic challenges in other significant geographies, as well as by some unusual one-time items. Nevertheless, our overall performance demonstrates our ability to grow our business and bolster our results during challenging times by focusing on the right strategies to outperform in the packaging and specialty chemicals markets that we’ve targeted for profitable participation.”

Mr. Luke continued, “We increased our share in these markets by winning new business for innovative products such as Melodie® fragrance sprayers, expanding our presence in emerging markets like India, and leveraging new technologies and commercial strategies across our global packaging platform. That’s what we will continue to do going forward. We like the direction we’re headed and have already seen stronger demand early this year compared to the decline at the end of the fourth quarter. We believe that continued execution of our profitable growth strategies, including the Brazil expansion and our productivity programs, will drive earnings and cash flow growth in 2013.”

Fourth Quarter and Full-Year Comparison

Sales from continuing operations in the fourth quarter of 2012 were $1.33 billion compared to $1.28 billion in the fourth quarter of 2011. Income from continuing operations in the fourth quarter of 2012 was $17 million, or $0.10 per share. Loss from continuing operations in the fourth quarter of 2011 was $7 million, or $0.04 per share.

Sales in full-year 2012 were $5.46 billion compared to $5.32 billion in full-year 2011. Income from continuing operations in full-year 2012 was $212 million, or $1.20 per share. Income from continuing operations in full-year 2011 was $217 million, or $1.25 per share.

Adjusted earnings per share from continuing operations, excluding the effects of special items, are as follows:

	Fourth Quarter		Full Year
	2012	2011	2012	2011
Earnings (loss) per share from continuing operations, as reported	$0.10	$(0.04)	$1.20	$1.25

Effects of special items	(0.03)	0.07	0.05	0.14

Earnings per share from continuing operations, as adjusted	$0.07	$0.03	$1.25	$1.39

Items excluded in the measure adjusted earnings per share from continuing operations are presented in the “Use of Non-GAAP Measures” section of this release.

Fourth Quarter Segment Results

Following is a summary of fourth quarter 2012 results by business segment. All comparisons of the results for the fourth quarter of 2012 are with the fourth quarter of 2011 on a continuing operations basis. As previously announced, effective January 1, 2012, the company changed its segment reporting of its packaging businesses. Information on the Food & Beverage; Home, Health & Beauty; and Industrial segments, including segment descriptions, end market and geographic sales breakdowns, and operating strategies, are available at: http://www.meadwestvaco.com/PackagingSegments/index.htm.

Food & Beverage

In the Food & Beverage segment, sales were $744 million in the fourth quarter of 2012 compared to $754 million in the fourth quarter of 2011. Profit was $53 million in the fourth quarter of 2012 compared to $31 million in the fourth quarter of 2011.

Sales declined as unfavorable foreign currency exchange was partially offset by improved pricing and product mix, as well as contribution from the caps and closures business (Polytop) acquired in December 2011. Volume growth in beverage, aseptic liquid packaging and targeted food packaging was more than offset by declines in general food packaging. Beverage packaging volumes in North America continued to outperform market trends as volumes grew with major beer customers and the company gained share with carbonated beverage brand owners. Beverage volumes in Asia grew strongly due to continued

market penetration with both global and regional brand owners. In Europe, beverage volumes were unchanged. Liquid packaging volume growth was driven by gains with targeted dairy customers. The decline in overall food packaging volumes was due to aggressive inventory management actions by converters as the quarter progressed. This was partially offset by strong gains in higher value food packaging markets, such as frozen food. Tobacco volumes were essentially unchanged.

Profit performance primarily reflects the benefit of higher pricing and product mix improvements, and improved productivity from lower mill outage costs (absorption and maintenance). These benefits were partially offset by higher input costs and labor, as well as unfavorable foreign currency exchange.

Home, Health & Beauty

In the Home, Health & Beauty segment, sales were $180 million in the fourth quarter of 2012 compared to $181 million in the fourth quarter of 2011. Results in the fourth quarter of 2012 were breakeven compared to $8 million in the fourth quarter of 2011.

Volume growth for personal care dispensers and medical pumps, as well as contribution from the caps and closures business, offset lower pricing from contractual adjustments related to resin costs and unfavorable foreign currency exchange. In personal care, volume growth was led by gains in airless dispensing solutions for major skin care and anti-aging brand owners, along with volume growth in fragrance sprayers. In healthcare packaging, volume growth was driven by continued strong demand for the segment’s preservative-free and metered dosage medical pumps. Adherence packaging volume declined as customers transition to Shellpak® Renew, a new adherence solution launched in 2012. In home and garden packaging, volume declines in North America due to aggressive inventory management actions by a major customer were partially offset by strong trigger sprayer volumes with homecare brand owners in Europe and Asia.

Profit performance reflects lower pricing from contractual adjustments related to resin costs, unfavorable foreign currency exchange and losses in personal care folding carton products. These effects were partially offset by volume growth in personal care dispensers and medical pumps, as well as contribution from the caps and closures business.

Industrial

In the Industrial segment, sales were $118 million in the fourth quarter of 2012 compared to $120 million in the fourth quarter of 2011. Profit was $9 million in the fourth quarter of 2012 compared to $13 million in the fourth quarter of 2011.

Overall volumes grew strongly and the segment saw pricing and product mix benefits from continued gains in higher value corrugated packaging for targeted meat, produce and consumer products end markets in Brazil. The segment also saw modest top line contribution from Ruby Macons Ltd., a leading producer of high-quality corrugated packaging material in India that the company acquired at the end of November. These gains were primarily offset by unfavorable foreign currency exchange.

During the fourth quarter, the segment continued to optimize its new manufacturing platform in Três Barras, which resulted in approximately $10 million in startup related costs. Startup costs are expected to decline in early 2013 as the business has substantially completed the transition to high-quality corrugated medium on paper machine No. 3, and is manufacturing high-quality linerboard on its new paper machine No. 4.

Profit performance primarily reflects unfavorable foreign currency exchange, higher labor costs and expenses related to the startup of the segment’s new paperboard machine. These impacts were partially offset by volume growth, improved pricing and product mix in corrugated packaging, as well as from benefits related to certain value-added tax matters in Brazil.

Specialty Chemicals

In the Specialty Chemicals segment, sales increased to $232 million in the fourth quarter of 2012 compared to $193 million in the fourth quarter of 2011. Profit was $42 million in the fourth quarter of 2012, which was unchanged versus the fourth quarter of 2011.

Sales growth was led by strong volume gains in targeted pine chemicals and carbon technology markets. The segment continued to penetrate higher value pine chemicals end markets of adhesives, asphalt and oilfield drilling.

These volume gains led to higher profits with the benefits offset by higher costs for certain raw materials and freight, as well as increased growth investments and higher expenses from planned maintenance outages.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $56 million in the fourth quarter of 2012 compared to $35 million in the fourth quarter of 2011. Profit was $28 million in the fourth quarter of 2012 compared to $8 million in the fourth quarter of 2011.

Profit from real estate activities was $23 million in the fourth quarter of 2012 compared to $5 million in the fourth quarter of 2011. The segment sold approximately 15,300 acres for gross proceeds of $32 million in the fourth quarter of 2012 compared to approximately 4,050 acres for gross proceeds of $11 million in the fourth quarter of 2011. Profit from forestry operations and leasing activities was $5 million in the fourth quarter of 2012 compared to $3 million in the fourth quarter of 2011.

Other Items

On January 28, 2013, the Board of Directors authorized the company to repurchase 5 million shares of common stock. The company plans to make any purchases opportunistically.

On November 30, 2012, MWV acquired Ruby Macons Ltd., India’s leading producer of corrugated packaging materials for the country’s growing industrial packaging industry. The results of this business are included in the company’s Industrial segment.

On December 11, 2012, MWV acquired Resitec Industria Quimica, Ltda, a Brazilian company specializing in rubber emulsifiers, adhesive resins and lubricants. This business is included in the Specialty Chemicals segment.

In the fourth quarter of 2012, total pretax input costs of energy, raw materials and freight increased by $17 million compared to the fourth quarter of 2011 on a continuing operations basis.

In the fourth quarter of 2012, the pretax impact on earnings from foreign currency exchange was $9 million unfavorable compared to the fourth quarter of 2011 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations was about $330 million in full-year 2012 compared to $479 million in full-year 2011. The change is due to higher prepaid taxes related to the capacity expansion in Brazil, increased payments to settle legacy environmental matters, the timing of income tax payments as well as higher year-end inventory levels.

Capital spending from continuing operations was $656 million in full-year 2012 compared to $655 million in full-year 2011.

The company’s U.S. qualified retirement plans remain over-funded, and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The annual effective tax rate attributable to continuing operations in 2012, including the effects of discrete tax items, was approximately 30 percent. The annual effective tax rate attributable to continuing operations in 2013, excluding the effects of discrete tax items, is expected to be about 31 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the fourth quarter of 2012. On January 28, 2013, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on March 1, 2013, to shareholders of record at the close of business on February 7, 2013.

Outlook

In the first quarter of 2013, MWV expects stronger demand compared to the dramatic decline the company experienced in the fourth quarter of 2012. The company, however, expects modestly lower earnings compared to the first quarter last year principally due to a difficult comparison in the Industrial segment, including higher startup expenses related to the Brazilian expansion, as well as lower earnings from land sales in the Community Development and Land Management segment.

Despite what MWV expects to be a challenging demand environment, the company expects sales, earnings and cash flow to grow in 2013 due to continued execution of the company’s profitable growth strategies, significant contribution from its expanded platform in Brazil, as well as benefits from acquired businesses.

Conference Call

Investors may participate in the live conference call today at 10 a.m. EDT by dialing 1 (800) 230-1059 (toll-free domestic) or 1 (612) 234-9959 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via telephone starting at 12 p.m. EDT, January 30, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 277142.

About MWV

MeadWestvaco Corporation (NYSE:MWV)is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food , beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its land holdings through forestry operations, property development and land sales. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2005. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011[1]	2012	2011[1]
Net sales	$1,328	$1,282	$5,459	$5,318

Cost of sales	1,096	1,075	4,329	4,193
Selling, general and administrative expenses	183	181	683	671
Interest expense	41	41	155	165
Other expense (income), net	5	(1)	(11)	(24)

Income (loss) from continuing operations before income taxes	3	(14)	303	313
Income tax (benefit) provision	(14)	(7)	91	96

Income (loss) from continuing operations	17	(7)	212	217

(Loss) income from discontinued operations, net of income taxes	—	(18)	(7)	29

Net income (loss) attributable to the company	$17	$(25)	$205	$246

Net income (loss) per diluted share attributable to the company:
Income (loss) from continuing operations	$0.10	$(0.04)	$1.20	$1.25
(Loss) income from discontinued operations	—	(0.10)	(0.04)	0.17

Net income (loss) attributable to the company	$0.10	$(0.14)	$1.16	$1.42

Shares used to compute net income per diluted share	178.7	171.1	177.2	174.1

[1]	Certain amounts in 2011 have been recast to conform to the presentation of discontinued operations of the Consumer & Office Products business that was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$663	$656
Accounts receivable, net	607	591
Inventories	661	579
Other current assets	131	63
Current assets of discontinued operations [1]	—	353

Current assets	2,062	2,242

Property, plant, equipment and forestlands, net	3,740	3,442
Prepaid pension asset	1,258	969
Goodwill	719	668
Other assets	1,085	1,089
Non-current assets of discontinued operations [1]	—	353

	$8,864	$8,763

Liabilities and Equity
Accounts payable	$597	$601
Accrued expenses	445	489
Notes payable and current maturities of long-term debt	63	254
Current liabilities of discontinued operations [1]	—	136

Current liabilities	1,105	1,480

Long-term debt	2,100	1,880
Other long-term obligations	1,298	1,244
Deferred income taxes	983	915
Non-current liabilities of discontinued operations [1]	—	43

Shareholders’ equity	3,360	3,182
Non-controlling interest	18	19

Total equity	3,378	3,201

	$8,864	$8,763

[1]	Amounts attributable to discontinued operations at December 31, 2011 reflect the discontinued operations treatment of the Consumer & Office Products business that was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011[1]	2012	2011[1]
Sales
Food & Beverage	$744	$754	$3,105	$3,078
Home, Health & Beauty	180	181	770	766
Industrial	118	120	457	507
Specialty Chemicals	232	193	940	811
Community Development & Land Management	56	35	193	161

Total	1,330	1,283	5,465	5,323
Inter-segment eliminations	(2)	(1)	(6)	(5)

Consolidated total	$1,328	$1,282	$5,459	$5,318

Segment profit
Food & Beverage	$53	$31	$309	$312
Home, Health & Beauty	—	8	35	34
Industrial	9	13	49	80
Specialty Chemicals	42	42	224	203
Community Development & Land Management	28	8	80	63

Subtotal	132	102	697	692
Corporate and Other [2]	(129)	(116)	(394)	(379)

Consolidated total [3]	$3	$(14)	$303	$313

[1]	The information presented for the 2011 periods has been conformed to the company’s new segment reporting structure effective January 1, 2012.
[2]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

[3]	Represents income from continuing operations attributable to the company before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The presentation of income and earnings per share from continuing operations, adjusted to exclude the effects of the items listed below, is not meant to be considered in isolation or as a substitute for income (loss) and earnings (loss) per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because these non-GAAP measures exclude charges and tax benefits that management believes are not indicative of the ongoing operating results of the business. The effects of these items on income (loss) and earnings (loss) per share from continuing operations determined in accordance with GAAP are as follows:

In millions, except per share amounts (unaudited)	2012 Net Income	2012 Earnings Per Share	2011 Net Income	2011 Earnings Per Share
Fourth Quarter
Income (loss) and earnings (loss) per share from continuing operations, as reported	$17	$0.10	$(7)	$(0.04)

Add:
Restructuring charges	5	0.03	6	0.04
Benefit plan charge	—	—	6	0.03

Deduct:
Benefit from cellulosic biofuel producer credits, net	(9)	(0.06)	—	—

Income and earnings per share from continuing operations, as adjusted	$13	$0.07	$5	$0.03

Full Year	2012 Net Income	2012 Earnings Per Share	2011 Net Income	2011 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$212	$1.20	$217	$1.25

Add:
Restructuring charges	17	0.10	19	0.11
Benefit plan charge	—	—	6	0.03

Deduct:
Benefit from cellulosic biofuel producer credits, net	(9)	(0.05)	—	—

Income and earnings per share from continuing operations, as adjusted	$220	$1.25	$242	$1.39

MeadWestvaco Corporation and consolidated subsidiary companies

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